Pricing Supplement No. 2693 ( To the Prospectus dated August 1, 2019, the Prospectus Supplement dated August 1, 2019 and the Product Supplement EQUITY SUN-1 dated October 30, 2019)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-232144

524,654 Units $10 principal amount per unit CUSIP No. 06747D478	Pricing Date Settlement Date Maturity Date	November 7, 2019 November 14, 2019 November 12, 2021

Autocallable Market-Linked Step Up Notes Linked to a Basket of Sector ETFs

▪    Maturity of approximately two years, if not called prior to maturity

▪    Automatic call of the notes per unit at $10 plus the applicable Call Premium ($1.042 on the Observation Date if the Basket is flat or increases above 100% of the Starting Value on the relevant Observation Date)

▪    The Observation Date will occur approximately one year after the pricing date

▪    If the notes are not called, at maturity:

▪    a return of 15% if the Basket is flat or increases up to the Step Up Value

▪    a return equal to the percentage increase in the Basket if the Basket increases above the Step Up Value

▪    1-to-1 downside exposure to decreases in the Basket, with up to 100.00% of your principal at risk

▪    The Basket is comprised of the Financial Select Sector SPDR® Fund and the Technology Select Sector SPDR® Fund. Each of the Financial Select Sector SPDR® Fund and the Technology Select Sector SPDR® Fund was given an initial weight of 50.00%.

▪    All payments are subject to the credit risk of Barclays Bank PLC

▪    No periodic interest payments

▪    In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”.

▪    Limited secondary market liquidity, with no exchange listing

▪    The notes are our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC. The notes are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom, or any other jurisdiction.

The notes are being issued by Barclays Bank PLC (“Barclays”). There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-9 of this term sheet and “Risk Factors” beginning on page PS-8 of product supplement EQUITY SUN-1 and beginning on page S-7 of the prospectus supplement.

Our initial estimated value of the notes, based on our internal pricing models, is $9.64 per unit on the pricing date, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-8 of this term sheet and “Structuring the Notes” on page TS-22 of this term sheet.

Notwithstanding any other agreements, arrangements or understandings between Barclays and any holder or beneficial owner of the notes, by acquiring the notes, each holder and beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. All payments are subject to the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page TS-4 and “Risk Factors” beginning on page TS-8 of this term sheet.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$ 10.00	$ 5,246,540.00
Underwriting discount	$ 0.20	$ 104,930.80
Proceeds, before expenses, to Barclays	$ 9.80	$ 5,141,609.20

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

November 7, 2019

Autocallable Market-Linked Step Up Notes Linked to a Basket of Sector ETFs, due November 12, 2021

Summary

The Autocallable Market-Linked Step Up Notes Linked to a Basket of Sector ETFs, due November 12, 2021 (the “notes”) are our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays. The notes are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Barclays and to the risk of exercise of any U.K. Bail-in Power (as described herein) or any other resolution measure by any relevant U.K. resolution authority. The notes will be automatically called at the Call Amount if the Observation Level of the Market Measure, which is the basket of sector ETFs described below (the “Basket”), is equal to or greater than the Call Level on the Observation Date. If the notes are not called, at maturity, the notes provide you with a Step Up Payment if the Ending Value of the Basket is equal to or greater than the Starting Value, but is not greater than the Step Up Value. If the Ending Value is greater than the Step Up Value, you will participate on a 1-for-1 basis in the increase in the level of the Basket above the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.

The Basket is comprised of the Financial Select Sector SPDR® Fund and the Technology Select Sector SPDR® Fund (each a “Basket Component”). On the pricing date, each Basket Component was given an equal weight.

On the cover page of this term sheet, we have provided the estimated value for the notes. This estimated value was determined based on our internal pricing models, which take into account a number of variables, including volatility, interest rates and our internal funding rates, which are our internally published borrowing rates and the economic terms of certain related hedging arrangements. This estimated value is less than the public offering price.

The economic terms of the notes (including the Call Premium and the Call Amount) are based on our internal funding rates, which may vary from the levels at which our benchmark debt securities trade in the secondary market, and the economic terms of certain related hedging arrangements. The difference between these rates, as well as the underwriting discount, the hedging-related charge and other amounts described below, reduced the economic terms of the notes. For more information about the estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-22.

Terms of the Notes
Issuer:	Barclays Bank PLC (“Barclays”)	Call Settlement Date:	Approximately the fifth business day following the Observation Date, subject to postponement if the Observation Date is postponed, as described on page PS-37 of product supplement EQUITY SUN-1.
Principal Amount:	$10.00 per unit	Step Up Value:	115 (115% of the Starting Value).
Term:	Approximately two years, if not called	Ending Value:	The value of the Market Measure on the calculation day. The scheduled calculation day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-36 of product supplement EQUITY SUN-1.
Market Measure:	A basket of sector ETFs comprised of the Financial Select Sector SPDR® Fund (Bloomberg symbol: “XLF”) and the Technology Select Sector SPDR® Fund (Bloomberg symbol: “XLK”).	Call Premium:	$1.042 per unit if called on the Observation Date (which represents a return of 10.42% over the principal amount).
Starting Value:	100.	Step Up Payment:	$1.50 per unit, which represents a return of 15% over the principal amount.
Observation Level:	The value of the Market Measure on the Observation Date, calculated as described on page TS-10.	Threshold Value:	100 (100.00% of the Starting Value)
Observation Date:	November 20, 2020, subject to postponement in the event of Market Disruption Events, as described beginning on page PS-37 of product supplement EQUITY SUN-1.	Price Multiplier:	For each Basket Component, 1 subject to adjustment for certain events relating to that Basket Component, as described beginning on page PS-30 of product supplement EQUITY SUN-1
Call Level:	100 (100% of the Starting Value).	Calculation Day:	November 5, 2021
Call Amount (per Unit):	$11.042 if called on the Observation Date.	Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.20 per unit as listed on the cover page and a hedging-related charge of $0.075 per unit described in “Structuring the Notes” on page TS-22.
		Calculation Agents:	Barclays and BofA Securities, Inc. (“BofAS”).

Autocallable Market-Linked Step Up Notes	TS-2

Autocallable Market-Linked Step Up Notes Linked to a Basket of Sector ETFs, due November 12, 2021

Determining Payment on the Notes

Automatic Call Provision

The notes will be called automatically on the Observation Date if the Observation Level is equal to or greater than the Call Level. If the notes are called, you will receive $10 per unit plus the Call Premium.

Redemption Amount Determination

If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit determined as follows:

Autocallable Market-Linked Step Up Notes	TS-3

Autocallable Market-Linked Step Up Notes Linked to a Basket of Sector ETFs, due November 12, 2021

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322:

▪	Product supplement EQUITY SUN-1 dated October 30, 2019: http://www.sec.gov/Archives/edgar/data/312070/000095010319014488/dp114877_424b3-equitysun1.htm

▪	Series A MTN prospectus supplement dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000095010319010190/dp110493_424b2-prosupp.htm

▪	Prospectus dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000119312519210880/d756086d424b3.htm

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY SUN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our” or similar references are to Barclays.

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder or beneficial owner of the notes, by acquiring the notes, each holder and beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, any interest on, or any other amounts payable on, the notes; (ii) the conversion of all, or a portion, of the principal amount of, any interest on, or any other amounts payable on, the notes into shares or other securities or other obligations of Barclays or another person (and the issue to, or conferral on, the holder or beneficial owner of the notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the notes, or amendment of the amount of any interest or any other amounts due on the notes, or the dates on which any interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the notes further acknowledges and agrees that the rights of the holders or beneficial owners of the notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors” below as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Autocallable Market-Linked Step Up Notes	TS-4

Autocallable Market-Linked Step Up Notes Linked to a Basket of Sector ETFs, due November 12, 2021

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪  You are willing to receive a return on your investment capped at the return represented by the Call Premium if the Observation Level is equal to or greater than the Call Level.

▪  You anticipate that the notes will be automatically called or that the Ending Value will not be less than the Starting Value.

▪  You are willing to risk a loss of principal and return if the notes are not automatically called and the Basket decreases from the Starting Value to the Ending Value.

▪  You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪  You are willing to forgo dividends or other benefits of owning shares of the Basket Components or the securities held by the Basket Components.

▪  You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the inclusion in the public offering price of the underwriting discount, the hedging-related charge and other amounts, as described on page TS-2.

▪  You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

▪  You are willing to consent to the exercise of any U.K. Bail-in Power by U.K. resolution authorities.

▪  You want to hold your notes for the full term.

▪  You believe that the notes will not be automatically called and the Basket will decrease from the Starting Value to the Ending Value.

▪  You seek principal repayment or preservation of capital.

▪  You seek interest payments or other current income on your investment.

▪  You want to receive dividends or other distributions paid on shares of the Basket Components or the securities held by the Basket Components.

▪  You seek an investment for which there will be a liquid secondary market.

▪  You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

▪  You are unwilling to consent to the exercise of any U.K. Bail-in Power by U.K. resolution authorities.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Autocallable Market-Linked Step Up Notes	TS-5

Autocallable Market-Linked Step Up Notes Linked to a Basket of Sector ETFs, due November 12, 2021

Hypothetical Payout Profile at Maturity

The graph below shows a payout profile at maturity, which would only apply if the notes are not called on any Observation Date.

Autocallable Market-Linked Step Up Notes

This graph reflects the returns on the notes, based on the Threshold Value of 100% of the Starting Value, the Step Up Payment of $1.50 per unit and the Step Up Value of 115% of the Starting Value. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Basket Components, excluding dividends.

This graph has been prepared for purposes of illustration only.

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes, assuming the notes are not called on the Observation Date. The following table is based on the Starting Value of 100, the Threshold Value of 100, the Step Up Value of 115 and the Step Up Payment of $1.50 per unit. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value, whether the notes are called on the Observation Date, and term of your investment. The following examples do not take into account any tax consequences from investing in the notes.

For hypothetical historical values of the Basket, see “The Basket” section below. For recent actual Closing Market Prices of the Basket Components, see “The Basket Components” section below. The Ending Value will not include any income generated by dividends paid on the Basket Components or the securities held by the Basket Components, which you would otherwise be entitled to receive if you invested in those securities directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
94.00	-6.00%	$9.40	-6.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)(2)	0.00%	$11.50(3)	15.00%
102.00	2.00%	$11.50	15.00%
105.00	5.00%	$11.50	15.00%
110.00	10.00%	$11.50	15.00%
115.00(4)	15.00%	$11.50	15.00%
120.00	20.00%	$12.00	20.00%
130.00	30.00%	$13.00	30.00%
132.00	32.00%	$13.20	32.00%
140.00	40.00%	$14.00	40.00%
150.00	50.00%	$15.00	50.00%
160.00	60.00%	$16.00	60.00%

(1)       This is the Threshold Value.

(2)       The Starting Value was set to 100.00 on the pricing date.

(3)       This amount represents the sum of the principal amount and the Step Up Payment of $1.50.

(4)       This is the Step Up Value.

Autocallable Market-Linked Step Up Notes	TS-6

Autocallable Market-Linked Step Up Notes Linked to a Basket of Sector ETFs, due November 12, 2021

Redemption Amount Calculation Examples

Example 1

The Ending Value is 50.00, or 50.00% of the Starting Value:

Starting Value:	100.00
Threshold Value:	100.00
Ending Value:	50.00
Redemption Amount per unit

Example 2

The Ending Value is 110.00, or 110.00% of the Starting Value:

Starting Value:	100.00
Step Up Value:	115.00
Ending Value:	110.00
Redemption Amount per unit, the principal amount plus the Step Up Payment, since the Ending Value is equal to or greater than the Starting Value, but less than the Step Up Value.

Example 3

The Ending Value is 165.00, or 165.00% of the Starting Value:

Starting Value:	100.00
Step Up Value:	115.00
Ending Value:	165.00
Redemption Amount per unit

Autocallable Market-Linked Step Up Notes	TS-7

Autocallable Market-Linked Step Up Notes Linked to a Basket of Sector ETFs, due November 12, 2021

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-8 of product supplement EQUITY SUN-1 and page S-7 of the Series A MTN prospectus supplement identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	If the notes are not automatically called, depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and any actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Payments on the notes are subject to the exercise of U.K. Bail-in Power by the relevant U.K. resolution authority. As described above under “Consent to U.K. Bail-in Power,” the relevant U.K. resolution authority may exercise any U.K. Bail-in Power under the conditions described in such section of this term sheet. If any U.K. Bail-in Power is exercised, you may lose all or a part of the value of your investment in the notes or receive a different security, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders and beneficial owners of the notes. By your acquisition of the notes, you acknowledge, accept, agree to be bound by, and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power with respect to the notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture relating to the notes). The trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power with respect to the notes. See “Consent to U.K. Bail-in Power” above as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement for more information.

▪	If the notes are called, your investment return is limited to the return represented by the Call Premium.

▪	Your investment return may be less than a comparable investment directly in the Basket Components or the securities held by the Basket Components.

▪	The estimated value of your notes is based on our internal pricing models. Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. These variables and assumptions are not evaluated or verified on an independent basis and may prove to be inaccurate. Different pricing models and assumptions of different financial institutions could provide valuations for the notes that are different from our estimated value.

▪	The estimated value is based on a number of variables, including volatility, interest rates and our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced in this term sheet may be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of your notes is lower than the public offering price of your notes. This difference is a result of certain factors, such as the inclusion in the public offering price of the underwriting discount, the hedging-related charge, the estimated profit, if any, that we or any of our affiliates expect to earn in connection with structuring the notes, and the estimated cost which we may incur in hedging our obligations under the notes, as further described in “Structuring the Notes” on page TS-22. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes and lower than the estimated value because the secondary market prices take into consideration the levels at which our debt securities trade in the secondary market but do not take into account such fees, charges and other amounts.

▪	The estimated value of the notes is not a prediction of the prices at which MLPF&S, BofAS or its affiliates, or any of our affiliates or any other third parties may be willing to purchase the notes from you in secondary market transactions. The price at which you may be able to sell your notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar size trades, and may be substantially less than our estimated value of the notes. Any sale prior to the maturity date could result in a substantial loss to you.

▪	A trading market is not expected to develop for the notes. We, MLPF&S, BofAS and our respective affiliates are not obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trading in shares of the Basket Components or the securities held by the Basket Components), and any hedging and trading activities

Autocallable Market-Linked Step Up Notes	TS-8

Autocallable Market-Linked Step Up Notes Linked to a Basket of Sector ETFs, due November 12, 2021

we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	Changes in the price of one of the Basket Components may be offset by changes in the price of the other Basket Component.

▪	The index sponsor may adjust the underlying index of each Basket Component in a way that affects its level, and has no obligation to consider your interests.

▪	The sponsor and investment advisor of the Basket Components may adjust the Basket Components in a way that could adversely affect the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.

▪	You will have no rights of a holder of the Basket Components or the securities held by the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of companies included in the Basket Components, we, MLPF&S, BofAS and our respective affiliates do not control any company included in any Basket Component, and have not verified any disclosure made by any company.

▪	There are liquidity and management risks associated with the Basket Components.

▪	The performance of a Basket Component may not correlate with the performance of its underlying index as well as the net asset value per share of the Basket Component, especially during periods of market volatility when the liquidity and the market price of shares of the Basket Component and/or securities held by the Basket Component may be adversely affected, sometimes materially.

▪	Risks associated with the underlying index or the underlying assets of a Basket Component will affect the share price of the Basket Component and hence, the value of the notes.

▪	The payments on the notes will not be adjusted for all corporate events that could affect a Basket Component. See “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on page PS-30 of product supplement EQUITY SUN-1.

▪	There may be potential conflicts of interest involving the calculation agents, one of which is us and one of which is BofAS. We have the right to appoint and remove the calculation agents.

▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a U.S. investor of the notes. See “Tax Consequences” below.

Additional Risk Factors

The stocks held by each Basket Component are concentrated in one sector. Each of the Basket Components holds securities issued by companies in the financial or technology sector, respectively. As a result, the stocks that will determine the performance of the notes are concentrated in a few sectors. Although an investment in the notes will not give holders any ownership or other direct interests in the securities held by the Basket Components, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in these sectors. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

Adverse conditions in the financial sector may reduce your return on the notes. All of the stocks held by the XLF are issued by companies whose primary lines of business are directly associated with the financial sector. The profitability of these companies is largely dependent on the availability and cost of capital funds, and can fluctuate significantly, particularly when market interest rates change. Credit losses resulting from financial difficulties of these companies’ customers can negatively impact the sector. In addition, adverse international economic, business, or political developments, including with respect to the insurance sector, or to real estate and loans secured by real estate, could have a major effect on the price of the XLF. As a result of these factors, the value of the notes may be subject to greater volatility and be more adversely affected by economic, political, or regulatory events relating to the financial services sector.

Adverse conditions in the technology sector may reduce your return on the notes. All of the stocks held by the XLK are issued by companies in the technology sector. Market or economic factors impacting technology companies and companies that rely heavily on technological advances could have a major effect on the value of the XLK’s investments. The prices of stocks of technology companies and companies that rely heavily on technology are particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs. Stocks of technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Technology companies are heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel. Any of these factors may have an adverse effect on the return on the notes. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

The XLF no longer provides exposure to the real estate sector. The XLF seeks to track the Financial Select Sector Index. In September 2016, the Financial Select Sector Index was reconstituted to eliminate the stocks of real estate management and

Autocallable Market-Linked Step Up Notes	TS-9

Autocallable Market-Linked Step Up Notes Linked to a Basket of Sector ETFs, due November 12, 2021

development companies and real estate investment trusts (“REITs”) (other than mortgage REITs) (“real estate stocks”), and the XLF implemented a corresponding change to its portfolio by divesting real estate stocks representing nearly 20% of its net asset value. As a result, the XLF no longer holds real estate stocks. Consequently, the XLF is less diversified, and is more concentrated in the financials sector, than it was before this change to its portfolio. These changes represent a significant change in the nature and holdings of the XLF and could adversely affect the performance of the XLF and, in turn, your return on the notes.

The XLK no longer provides exposure to the communication services sector. The XLK seeks to track the Technology Select Sector Index. In September 2018, the Technology Select Sector Index was reconstituted to eliminate the telecommunication services industry group, the internet software & services sub-industry, the home entertainment software sub-industry and companies operating online marketplaces for consumer products and services. We refer to the stocks of such companies as “communication services stocks.” The XLK implemented corresponding changes to its portfolio by divesting communication services stocks representing nearly 25% of the net asset value of the XLK. As a result, the XLK no longer hold any communication services stocks. Consequently, the XLK is less diversified, and is more concentrated in the technology section, than it was before these changes to its portfolio. These changes represent a significant change in the nature and holdings of the XLK and could adversely affect the performance of the XLK and, in turn, your return on the notes.

Other Terms of the Notes

Market Measure Business Day

The following definition shall supersede and replace the definition of “Market Measure Business Day” set forth in product supplement EQUITY INDICES SUN-1.

A “Market Measure Business Day” means a day on which:

(A)	The New York Stock Exchange (or any successor to the foregoing exchange) is open for trading; and

(B)	the Basket Components or any successors thereto are calculated and published.

Autocallable Market-Linked Step Up Notes	TS-10

Autocallable Market-Linked Step Up Notes Linked to a Basket of Sector ETFs, due November 12, 2021

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the prices of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component was assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of the Notes—Basket Market Measures” beginning on page PS-35 of product supplement EQUITY SUN-1.

On the pricing date, for each Basket Component, the Initial Component Weight, the Closing Market Price, the Component Ratio and the initial contribution to the Basket value were as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Market Price(1)	Component Ratio(2)	Initial Basket Value Contribution
Financial Select Sector SPDR® Fund	XLF	50.00%	$29.85	1.67504188	50.00
Technology Select Sector SPDR® Fund	XLK	50.00%	$85.64	0.58383933	50.00
				Starting Value	100.00

(1)	These were the Closing Market Prices of the Basket Components on the pricing date.

(2)	Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Component on the pricing date and rounded to eight decimal places.

The calculation agents will calculate the value of the Basket on each Observation Date and the calculation day by summing the products of the Closing Market Price for each Basket Component on that day (multiplied by its Price Multiplier) and the Component Ratio applicable to such Basket Component. If a Market Disruption Event occurs as to any Basket Component on such day, the Closing Market Price of that Basket Component will be determined as more fully described in the section entitled “Description of the Notes—Basket Market Measures—Observation Level or Ending Value of the Basket” beginning on page PS-36 of product supplement EQUITY SUN-1.

Autocallable Market-Linked Step Up Notes	TS-11

Autocallable Market-Linked Step Up Notes Linked to a Basket of Sector ETFs, due November 12, 2021

While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical performance of the Basket from January 1, 2009 through November 7, 2019. The graph is based upon actual daily historical prices of the Basket Components, hypothetical Component Ratios based on the closing prices of the Basket Components as of December 31, 2008, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

▪

Autocallable Market-Linked Step Up Notes	TS-12

Autocallable Market-Linked Step Up Notes Linked to a Basket of Sector ETFs, due November 12, 2021

The Basket Components

All disclosures contained in this term sheet regarding the Basket Components, including, without limitation, their make-up, method of calculation and changes in their components, have been derived from publicly available sources without independent verification. The information reflects the policies of, and is subject to change by SSGA Funds Management, Inc. (“SSGA”), the advisor to the XLF and the XLK. We have not independently investigated the accuracy or completeness of this information. SSGA has no obligation to continue to publish, and may discontinue or suspend the publication of a Basket Component at any time. The consequences of SSGA discontinuing publication of any Basket Component are discussed in the section entitled “Description of the Notes—Discontinuance of or Material Change to an Underlying Fund” beginning on page PS-33 of product supplement EQUITY SUN-1. None of us, the calculation agents, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of any Basket Component or any successor underlying fund.

Each Basket Component seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies included in a Select Sector Index, as specified in the table below. The companies included in each Select Sector Index are selected on the basis of general industry classifications from a universe of companies defined by the S&P 500® Index (the “SPX”).

Basket Component	Ticker	Select Sector Index
Financial Select Sector SPDR® Fund	XLF	Financial Select Sector Index
Technology Select Sector SPDR® Fund	XLK	Technology Select Sector Index

In September 2018, the Technology Select Sector Index was reconstituted to remove communication services stocks, and the Technology Select Sector SPDR® Fund implemented corresponding changes to its portfolio. In September 2016, the Financial Select Sector Index was reconstituted to remove real estate stocks, and the Financial Select Sector SPDR® Fund implemented corresponding changes to its portfolio.

In seeking to track the performance of the relevant Select Sector Index, each Basket Component employs a replication strategy, which means that each Basket Component typically invests in substantially all of the securities represented in the relevant Select Sector Index in approximately the same proportions as that Select Sector Index. However, under various circumstances, it may not be possible or practical to purchase all of the securities in the relevant Select Sector Index, or amounts of those securities in proportion to their weighting in that Select Sector Index. Under these circumstances, SSGA FM intends to employ a sampling strategy in managing the relevant Basket Component. Sampling means that SSGA FM will use quantitative analysis to select securities, including securities in the relevant Select Sector Index, outside of the relevant Select Sector Index and derivatives that have a similar investment profile as the relevant Select Sector Index in terms of key risk factors, performance attributes and other economic characteristics. These include industry weightings, market capitalization and other financial characteristics of securities.

While SSGA FM seeks to track the performance of the relevant Select Sector Index (i.e., achieve a high degree of correlation with the relevant Select Sector Index), each Basket Component’s return may not match the return of the relevant Select Sector Index due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. For example, it may take several business days for additions and deletions to the relevant Select Sector Index to be reflected in the portfolio composition of the Basket Component.

The Select Sector Trust is a registered investment company that consists of a separate investment portfolio for each of the Basket Components. Information provided to or filed with the SEC by the Select Sector Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov.

The Select Sector Indices

The constituents included in each Select Sector Index at each moment in time are members of the SPX. For additional information about the SPX, please see “—The S&P 500® Index” below. S&P Dow Jones assigns constituents to a Select Sector Index based on the constituent’s classification under the Global Industry Classification Standard (“GICS®”).

The Financial Select Sector Index

The Financial Select Sector Index is a capped modified market capitalization-based index that measures the performance of the GICS® financials sector, which currently includes companies in the following industries: banks; thrifts & mortgage finance; diversified financial services; consumer finance; capital markets; mortgage real estate investment trusts (“REITS”); and insurance. Prior to September 2016, the Financial Select Sector Index also included companies in the GICS® real estate industry group, which includes the following industries: equity REITs; and real estate management & development. The Financial Select Sector Index is reported by Bloomberg L.P. under the ticker symbol “IXM.”

The Technology Select Sector Index

The Technology Select Sector Index is a capped modified market capitalization-based index that measures the performance of the GICS® information technology sector and telecommunication services sector, which currently includes companies in the following industries: IT services; software; communications equipment; technology hardware, storage & peripherals; electronic equipment, instruments & components; and semiconductors & semiconductor equipment. Prior to September 2018, the Technology Select Sector

Autocallable Market-Linked Step Up Notes	TS-13

Autocallable Market-Linked Step Up Notes Linked to a Basket of Sector ETFs, due November 12, 2021

Index also included certain companies in the following GICS® industries: media; entertainment; and interactive media & services. The Technology Select Sector Index is reported by Bloomberg L.P. under the ticker symbol “IXT.”

Select Sector Index Capping Methodology

For capping purposes, the Select Sector Indices are rebalanced quarterly after the close of business on the third Friday of March, June, September, and December using the following procedures:

1.	The rebalancing reference date is the second Friday of March, June, September and December.

2.	With prices reflected on the rebalancing reference date, and membership, shares outstanding and investable weight factors as of the rebalancing effective date, each company is weighted by float-adjusted market capitalization. Modifications are made as defined below.

3.	If any company has a weight greater than 24%, the company’s float-adjusted market capitalization weight is capped at 23%, which allows for a 2% buffer. This buffer is meant to ensure that no company exceeds 25% as of the quarter-end diversification requirement date.

4.	All excess weight is proportionally redistributed to all uncapped companies within the relevant Select Sector Index.

5.	After this redistribution, if the float-adjusted market capitalization weight of any other company then breaches 23%, the process is repeated iteratively until no company breaches the 23% weight cap.

6.	The sum of the companies with weights greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.

7.	If the rule in paragraph 6 is breached, all companies are ranked in descending order of their float-adjusted market capitalization weights. The first company that causes the 50% limit to be breached has its weight reduced to 4.5%.

8.	This excess weight is proportionally redistributed to all companies with weights below 4.5%. This is repeated iteratively until paragraph 6 is satisfied.

9.	Index share amounts are assigned to each constituent to arrive at the weights calculated above. Since index shares are assigned based on prices one week prior to rebalancing, the actual weight of each constituent at the rebalancing differs somewhat from these weights due to market movements.

10.	If, on the third to last business day of March, June, September or December, a company has a weight greater than 24% or the sum of the companies with weights greater than 4.8% exceeds 50%, a secondary rebalancing will be triggered with the rebalancing effective date being the opening of the last business day of the month. This secondary rebalancing will use the closing prices as of the third to last business day of March, June, September, or December, and membership, shares outstanding, and IWFs as of the rebalancing effective date.

When companies represented in the Select Sector Indices are represented by multiple share classes, maximum weight capping is based on company float-adjusted market capitalization, with the weight of multiple-class companies allocated proportionally to each share class based on its float-adjusted market capitalization as of the rebalancing reference date. If no capping is required, both share classes remain in the relevant Select Sector Index at their natural float-adjusted market capitalization.

Calculation, Maintenance and Governance of the Select Sector Indices

The Select Sector Indices are calculated, maintained and governed using the same methodology as the SPX, subject to the capping methodology described above. For additional information about the calculation, maintenance and governance of the SPX, please see “—The S&P 500® Index” below.

The S&P 500® Index

The SPX consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. The SPX is reported by Bloomberg L.P. under the ticker symbol “SPX.”

Composition of the SPX

Changes to the SPX are made as needed, with no annual or semi-annual reconstitution. Constituent changes are typically announced with at least three business days advance notice. Less than three business days’ notice may be given at the discretion of the S&P Dow Jones’s U.S. index committee.

Additions to the SPX are evaluated based on the following eligibility criteria:

•	Market Capitalization. The unadjusted company market capitalization should be within a specified range. This range is reviewed from time to time to assure consistency with market conditions. A company meeting the unadjusted company market capitalization criteria is also required to have a security level float-adjusted market capitalization that is at least 50% of the SPX’s unadjusted company level minimum market capitalization threshold. For spin-offs, SPX membership eligibility is determined using when-issued prices, if available.

•	Liquidity. Using composite pricing and volume, the ratio of annual dollar value traded (defined as average closing price over the period multiplied by historical volume) to float-adjusted market capitalization should be at least 1.00, and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date.

Autocallable Market-Linked Step Up Notes	TS-14

Autocallable Market-Linked Step Up Notes Linked to a Basket of Sector ETFs, due November 12, 2021

•	Domicile. The company should be a U.S. company, meaning a company that has the following characteristics:

•	the company should file 10-K annual reports;

•	the U.S. portion of fixed assets and revenues should constitute a plurality of the total, but need not exceed 50%. When these factors are in conflict, assets determine plurality. Revenue determines plurality when there is incomplete asset information. If this criteria is not met or is ambiguous, S&P Dow Jones may still deem the company to be a U.S. company for SPX purposes if its primary listing, headquarters and incorporation are all in the United States and/or “a domicile of convenience” (Bermuda, Channel Islands, Gibraltar, islands in the Caribbean, Isle of Man, Luxembourg, Liberia or Panama); and

•	the primary listing must be on an eligible U.S. exchange as described under “Eligible Securities” below.

In situations where the only factor suggesting that a company is not a U.S. company is its tax registration in a “domicile of convenience” or another location chosen for tax-related reasons, S&P Dow Jones normally determines that the company is still a U.S. company. The final determination of domicile eligibility is made by the S&P Dow Jones’s U.S. index committee.

•	Public Float. There should be a public float of at least 50% of the company’s stock.

•	Sector Classification. The company is evaluated for its contribution to sector balance maintenance, as measured by a comparison of each GICS® sector’s weight in the SPX with its weight in the S&P Total Market Index, in the market capitalization range. The S&P Total Market Index is a float-adjusted, market-capitalization weighted index designed to track the broad equity market, including large-, mid-, small- and micro-cap stocks.

•	Financial Viability. The sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (“GAAP”) earnings (net income excluding discontinued operations) should be positive as should the most recent quarter. For equity real estate investment trusts (“REITs”), financial viability is based on GAAP earnings and/or Funds From Operations (“FFO”), if reported.

•	Treatment of IPOs. Initial public offerings should be traded on an eligible exchange for at least 12 months before being considered for addition to the SPX. Spin-offs or in-specie distributions from existing constituents do not need to be seasoned for 12 months prior to their inclusion in the SPX.

•	Eligible Securities. Eligible securities are the common stock of U.S. companies with a primary listing on the New York Stock Exchange, NYSE Arca, NYSE American, Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Cboe BZX, Cboe BYX, Cboe EDGA, Cboe EDGX or IEX exchanges. Ineligible exchanges include the OTC Bulletin Board and Pink Sheets. Eligible organizational structures and share types are corporations (including equity and mortgage REITS) and common stock (i.e. shares). Ineligible organizational structures and share types include business development companies, limited partnerships, master limited partnerships, limited liability companies, closed-end funds, exchange-traded funds, exchange-traded notes, royalty trusts, special purposes acquisition companies, tracking stocks, preferred and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American Depositary Receipts.

As of July 2017, the securities of companies with multiple share class structures (including companies with listed and unlisted share classes) are no longer eligible to be added to the SPX, but securities already included in the SPX have been grandfathered and are not affected by this change.

Removals from the SPX are evaluated based as follows:

•	Companies that are involved in mergers, acquisitions or significant restructuring such that they no longer meet inclusion criteria. Companies delisted as a result of merger, acquisition or other corporate action are removed at a time announced by S&P Dow Jones, normally at the close of the last day of trading or expiration of a tender offer. Constituents that are halted from trading may be kept in the SPX until trading resumes, at the discretion of S&P Dow Jones. If a stock is moved to the pink sheets or the bulletin board, the stock is removed.

Any company that is removed from the SPX (including discretionary and bankruptcy/exchange delistings) must wait a minimum of one year from its index removal date before being reconsidered as a replacement candidate.

•	Companies that substantially violate one or more of the addition criteria. S&P Dow Jones believes turnover in SPX membership should be avoided when possible. At times a stock may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to the SPX, not for continued membership. As a result, an SPX constituent that appears to violate criteria for addition to the SPX is not deleted unless ongoing conditions warrant an SPX change. When a stock is removed from the SPX, S&P Dow Jones explains the basis for the removal.

Current constituents of an S&P Composite 1500® component index (i.e., the SPX, the S&P MidCap 400® Index and the S&P SmallCap 600® Index) can be migrated from one S&P Composite 1500® component index to another without meeting the financial viability, public float and/or liquidity eligibility criteria if the S&P Dow Jones’s U.S. index committee decides that such a move will enhance the representativeness of the relevant index as a market benchmark.

Companies that are spun-off from current SPX constituents do not need to meet the outside addition criteria, but they should have a total market cap representative of the SPX.

Autocallable Market-Linked Step Up Notes	TS-15

Autocallable Market-Linked Step Up Notes Linked to a Basket of Sector ETFs, due November 12, 2021

Calculation of the SPX

The SPX is a float-adjusted market capitalization-weighted index. On any given day, the value of the SPX is the total float-adjusted market capitalization of its constituents divided by its divisor. The float-adjusted market capitalization reflects the price of each stock in the SPX multiplied by the number of shares used in the index value calculation.

Float Adjustment. Float adjustment means that the number of shares outstanding is reduced to exclude closely held shares from the calculation of the index value because such shares are not available to investors. The goal of float adjustment is to distinguish between long-term, strategic shareholders, whose holdings depend on concerns such as maintaining control rather than the shorter term economic fortunes of the company, and shareholders who are considered more short-term in nature. Generally, these long-term strategic shareholders include, but are not limited to, officers and directors, private equity, venture capital & special equity firms, asset managers and insurance companies with board of director representation, other publicly traded companies that hold shares, holders of restricted shares, company-sponsored employee share plans/trusts, defined contribution plans/savings, and investment plans, foundations or family trusts associated with the company, government entities at all levels (other than government retirement/pension funds), sovereign wealth funds and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. Restricted shares are generally not included in total shares outstanding except for shares held as part of a lock-up agreement. Shares that are not considered outstanding are also not included in the available float. These generally include treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock and rights.

For each component, S&P Dow Jones calculates an Investable Weight Factor (“IWF”), which represents the portion of the total shares outstanding that are considered part of the public float for purposes of the SPX.

Divisor. Continuity in index values of the SPX is maintained by adjusting its divisor for all changes in its constituents’ share capital after its base date. This includes additions and deletions to the SPX, rights issues, share buybacks and issuances and non-zero price spin-offs. The value of the SPX’s divisor over time is, in effect, a chronological summary of all changes affecting the base capital of the SPX. The divisor of the SPX is adjusted such that the index value of the SPX at an instant just prior to a change in base capital equals the index value of the SPX at an instant immediately following that change.

Maintenance of the SPX

Changes in response to corporate actions and market developments can be made at any time. Constituent changes are typically announced one to five days before they are scheduled to be implemented.

Share Updates. Changes in a company’s shares outstanding and IWF due to its acquisition of another public company are made as soon as reasonably possible. At S&P Dow Jones’ discretion, de minimis merger and acquisition share changes are accumulated and implemented with the quarterly share rebalancing. All other changes of less than 5% are accumulated and made quarterly on the third Friday of March, June, September and December.

5% Rule. Changes in a company’s total shares outstanding of 5% or more due to public offerings are made as soon as reasonably possible. Other changes of 5% or more (for example, due to tender offers, Dutch auctions, voluntary exchange offers, company stock repurchases, private placements, acquisitions of private companies or non-SPX companies that do not trade on a major exchange, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are announced on Fridays for implementation after the close of trading the following Friday (one week later). If an exchange holiday/closure falls on a Friday, the weekly share change announcement will be made the day before the exchange holiday/closure, and the implementation date will remain after the close of trading the following Friday (i.e. one week later).

If a 5% or more share change causes a company’s IWF to change by five percentage points or more (for example from 0.80 to 0.85), the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case-by-case basis.

For weekly share reviews involving companies with multiple share classes, the 5% share change threshold is based on each individual share class rather than total company shares.

Share/IWF Freeze. A share/IWF freeze period is implemented during each quarterly rebalancing. The freeze period begins after the market close on the Tuesday preceding the second Friday of each rebalancing month (i.e., March, June, September, and December) and ends after the market close on the third Friday of a rebalancing month. Pro-forma files are normally released after the market close on the second Friday, one week prior to the rebalancing effective date. In September, preliminary share and float data are released on the first Friday of the month, but the share freeze period for September will follow the same schedule as the other three quarterly share freeze periods. For illustration purposes, if rebalancing pro-forma files are scheduled to be released on Friday, March 13, the share/IWF freeze period will begin after the close of trading on Tuesday, March 10 and will end after the close of trading the following Friday, March 20 (i.e. the third Friday of the rebalancing month).

During the share/IWF freeze period, shares and IWFs are not changed except for certain corporate action events (such as merger activity, stock splits, rights offerings). Share/IWF changes for SPX constituents resulting from secondary public offerings that would otherwise be eligible for next day implementation are instead collected during the freeze period and added to the weekly share change announcement on the third Friday of the rebalancing month for implementation the following Friday night. There is no weekly share change announcement on the first and second Fridays of a rebalancing month.

Autocallable Market-Linked Step Up Notes	TS-16

Autocallable Market-Linked Step Up Notes Linked to a Basket of Sector ETFs, due November 12, 2021

Corporate Actions. Corporate actions (such as stock splits, stock dividends, non-zero price spin-offs and rights offerings) are applied after the close of trading on the day prior to the ex-date.

Other Adjustments. In cases where there is no achievable market price for a stock being deleted, it can be removed at a zero or minimal price at the S&P Dow Jones’s U.S. index committee’s discretion.

The table below summarizes types of index maintenance adjustments and indicates whether or not a divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment?
Company added/deleted	Net change in market value determines divisor adjustment.	Yes
Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back – share counts revised to reflect change.	Yes
Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No
Spin-off	The spin-off is added to the SPX on the ex-date at a price of zero.	No
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the SPX. The divisor change reflects the change in market value caused by the change to an IWF.	Yes
Special dividend	When a company pays a special dividend, the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in SPX market value.	Yes
Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market capitalization measured as the shares issued multiplied by the price paid.	Yes

Stock splits and stock dividends do not affect the divisor, because following a split or dividend, both the stock price and number of shares outstanding are adjusted by S&P Dow Jones so that there is no change in the market value of the relevant component. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Governance of the SPX

The SPX is maintained by S&P Dow Jones’s U.S. index committee. All index committee members are full-time professional members of S&P Dow Jones’ staff. The index committee meets monthly. At each meeting, the index committee reviews pending corporate actions that may affect SPX constituents, statistics comparing the composition of the SPX to the market, companies that are being considered as candidates for addition to the SPX, and any significant market events. In addition, the index committee may revise SPX policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

Autocallable Market-Linked Step Up Notes	TS-17

Autocallable Market-Linked Step Up Notes Linked to a Basket of Sector ETFs, due November 12, 2021

Financial Select Sector SPDR® Fund

The following table shows the quarterly high and low Closing Market Prices of the shares of the XLF on its primary exchange from the first quarter of 2009 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.

In September 2016, the XLF made a significant change to its portfolio so that it no longer holds real estate stocks. The historical performance of the XLF shown below might have been meaningfully different had the XLF not held real estate stocks prior to September 2016.

Historical Performance of the Financial Select Sector SPDR® Fund

	High ($)	Low ($)
2009
First Quarter	10.28	5.02
Second Quarter	10.57	7.36
Third Quarter	12.46	9.01
Fourth Quarter	12.77	11.69
2010
First Quarter	13.01	11.56
Second Quarter	13.85	11.21
Third Quarter	12.25	11.52
Fourth Quarter	13.00	12.94
2011
First Quarter	13.95	12.91
Second Quarter	13.55	11.96
Third Quarter	12.72	9.39
Fourth Quarter	11.41	10.45
2012
First Quarter	12.97	11.73
Second Quarter	12.93	10.85
Third Quarter	13.22	12.31
Fourth Quarter	13.56	13.14
2013
First Quarter	14.98	0.00
Second Quarter	16.38	15.25
Third Quarter	16.95	15.92
Fourth Quarter	17.75	17.66
2014
First Quarter	18.25	17.36
Second Quarter	18.60	18.02
Third Quarter	19.33	18.73
Fourth Quarter	20.33	20.08
2015
First Quarter	20.08	19.34
Second Quarter	20.52	19.72
Third Quarter	20.77	18.09
Fourth Quarter	20.16	19.35
2016
First Quarter	19.05	18.17
Second Quarter	19.37	17.42
Third Quarter	19.95	19.04
Fourth Quarter	23.75	23.20
2017
First Quarter	25.24	23.45
Second Quarter	24.69	23.25
Third Quarter	25.86	23.88
Fourth Quarter	28.22	27.91
2018
First Quarter	30.17	0.00
Second Quarter	28.34	26.36
Third Quarter	28.98	27.58
Fourth Quarter	28.19	23.32
2019
First Quarter	26.90	25.23
Second Quarter	28.07	26.01
Third Quarter	28.69	26.64

Autocallable Market-Linked Step Up Notes	TS-18

Autocallable Market-Linked Step Up Notes Linked to a Basket of Sector ETFs, due November 12, 2021

Fourth Quarter (through the pricing date)	29.85	26.78

This historical data on the XLF is not necessarily indicative of the future performance of the XLF or what the value of the notes may be. Any historical upward or downward trend in the price per share of the XLF during any period set forth above is not an indication that the price per share of the XLF is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading patterns of the XLF.

Autocallable Market-Linked Step Up Notes	TS-19

Autocallable Market-Linked Step Up Notes Linked to a Basket of Sector ETFs, due November 12, 2021

Technology Select Sector SPDR® Fund

The following table shows the quarterly high and low Closing Market Prices of the shares of the XLK on its primary exchange from the first quarter of 2009 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.

In September 2018, the XLK made a significant change to its portfolio so that it no longer holds communication services stocks. The historical performance of the XLK shown below might have been meaningfully different had the XLK not held communication services stocks prior to September 2018.

Historical Performance of the Technology Select Sector SPDR® Fund

	High ($)	Low ($)
2009
First Quarter	16.31	13.22
Second Quarter	18.43	16.06
Third Quarter	20.92	17.34
Fourth Quarter	23.13	22.93
2010
First Quarter	23.27	21.51
Second Quarter	24.08	20.40
Third Quarter	23.16	21.55
Fourth Quarter	25.28	25.19
2011
First Quarter	27.04	24.68
Second Quarter	26.83	24.45
Third Quarter	26.77	23.49
Fourth Quarter	26.51	25.34
2012
First Quarter	30.43	28.54
Second Quarter	30.48	27.20
Third Quarter	31.66	30.46
Fourth Quarter	31.05	28.36
2013
First Quarter	30.45	0.00
Second Quarter	32.20	30.14
Third Quarter	32.81	31.43
Fourth Quarter	35.74	35.51
2014
First Quarter	36.65	35.63
Second Quarter	38.42	37.56
Third Quarter	40.60	39.36
Fourth Quarter	42.49	41.35
2015
First Quarter	43.43	41.31
Second Quarter	43.78	41.36
Third Quarter	43.67	38.73
Fourth Quarter	44.57	42.83
2016
First Quarter	44.45	43.51
Second Quarter	44.70	41.43
Third Quarter	47.91	46.16
Fourth Quarter	49.17	48.36
2017
First Quarter	53.43	52.35
Second Quarter	57.44	54.72
Third Quarter	59.10	57.83
Fourth Quarter	65.13	63.95
2018
First Quarter	70.73	0.00
Second Quarter	72.38	68.66
Third Quarter	75.77	73.58
Fourth Quarter	75.93	61.10
2019
First Quarter	75.09	69.64
Second Quarter	78.96	70.63
Third Quarter	82.75	78.56

Autocallable Market-Linked Step Up Notes	TS-20

Autocallable Market-Linked Step Up Notes Linked to a Basket of Sector ETFs, due November 12, 2021

Fourth Quarter (through the pricing date)	85.64	78.28

This historical data on the XLK is not necessarily indicative of the future performance of the XLK or what the value of the notes may be. Any historical upward or downward trend in the price per share of the XLK during any period set forth above is not an indication that the price per share of the XLK is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading patterns of the XLK.

Autocallable Market-Linked Step Up Notes	TS-21

Autocallable Market-Linked Step Up Notes Linked to a Basket of Sector ETFs, due November 12, 2021

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

BofAS has advised us that MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. BofAS has advised us that, at MLPF&S’s and BofAS’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the estimated value of the notes at the time of purchase. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket, the remaining term of the notes and our creditworthiness. However, none of us, MLPF&S, BofAS nor any of our respective affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we, MLPF&S, BofAS or our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement produced by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Barclays or for any purpose other than that described in the immediately preceding sentence.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Basket. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The economic terms of the notes are based on our internal funding rates, which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date was based on our internal funding rates. Our estimated value of the notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates or our affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their estimated value depend in part on the terms of these hedging arrangements, any estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, and estimated costs which we may incur in hedging our obligations under the notes.

BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by us, BofAS or any third party hedge providers.

For further information, see “Risk Factors—General Risks Relating to the Notes” beginning on page PS-8 and “Use of Proceeds and Hedging” on page PS-21 of product supplement EQUITY SUN-1.

Autocallable Market-Linked Step Up Notes	TS-22

Autocallable Market-Linked Step Up Notes Linked to a Basket of Sector ETFs, due November 12, 2021

Tax Consequences

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Underlying Fund. Assuming this treatment is respected, upon a sale or exchange of the notes (including redemption at maturity), you should recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the notes, which should equal the amount you paid to acquire the notes. Subject to the application of the constructive ownership rules, any gain or loss recognized on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the original issue price. The notes could be treated as constructive ownership transactions within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the notes. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the constructive ownership rules. The IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the notes.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. Subject to estate tax treaty relief, a note may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the note at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated or deemed situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.

You should review the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Foreign Account Tax Compliance Withholding” in the accompanying prospectus supplement. The discussion in that section is modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds (other than amounts treated as interest) of the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good

Autocallable Market-Linked Step Up Notes	TS-23

Autocallable Market-Linked Step Up Notes Linked to a Basket of Sector ETFs, due November 12, 2021

faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 14, 2019, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 14, 2019, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 14, 2019, which has been filed as an exhibit to the report on Form 6-K referred to above.

Autocallable Market-Linked Step Up Notes	TS-24